Exhibit 10.1(c)

SUPPLEMENTAL EXECUTIVE
RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made as of the 15th day of June, 2015, by and between The Park National Bank, a national banking association (“Park”), and C. DANIEL DeLAWDER, an individual (“Executive”).
RECITALS

A.	Executive is a valued current employee of Park.

B.	Park desires to retain Executive and to provide for the post-retirement needs of Executive in a responsible manner.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.Supplemental Retirement Benefits. Park maintains an unfunded retirement account for Executive, the obligations under which shall be reflected on the general ledger of Park (the “Retirement Account”). The Retirement Account shall be an unsecured liability of Park to Executive, payable only as provided herein from the general funds of Park. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of Park and does not have priority of payment over any other general obligation of Park or any of its affiliates.

2.Payment of Benefits.

(a)Full Benefit. If Executive does not experience a separation from service with Park and its affiliates (within the meaning of the Treasury Regulations applicable to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act) until the Full Vesting Date (as defined in Exhibit A hereto), then commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), Park shall pay to Executive the Full Benefit (as defined in Exhibit A hereto) until Executive’s death, with such Full Benefit to be payable annually beginning on the Payment Commencement Date and on the first business day on or immediately after each anniversary of the Payment Commencement Date and thereafter until Executive’s death.

(b)Early Termination. If Executive voluntarily resigns from full-time employment with Park and its affiliates for any reason before the Early Vesting Date (as defined in Exhibit A hereto), or Park or any of its affiliates discharges Executive for any reason before the Early Vesting Date, then Executive shall not be entitled to any of the supplemental retirement benefits provided for in this Agreement and this Agreement shall be terminated immediately without any liability to Park or any of its affiliates whatsoever. If Executive does not experience a separation from service with Park and its affiliates until the Early Vesting Date, then commencing upon the Payment Commencement Date, Park shall pay to Executive the Early Benefit (as defined in Exhibit A hereto) until Executive’s death, with such Early Benefit to be payable annually beginning on the Payment Commencement Date and on the first business day on or immediately after each anniversary of the Payment Commencement Date and thereafter until Executive’s death. For the purposes of this Agreement, the “Early Benefit” shall be the amount set forth on Exhibit A corresponding to the year in which Executive separates from service prior to the Full Vesting Date.

(c)Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, and in addition to the consequences contemplated by Section 7, if Executive experiences a separation from service with Park and its affiliates as a result of, or in connection with: (i) Executive’s insubordination; (ii) Executive’s breach of this Agreement; (iii) any act or omission by Executive which is, or is likely to be, injurious to Park or any of its affiliates or the business reputation of Park or any of its affiliates; (iv) Executive’s dishonesty, fraud, malfeasance, negligence or misconduct; (v) Executive’s failure to satisfactorily perform Executive’s duties, to follow the direction (consistent with Executive’s duties) of the Board of Directors of Park or any other individual to whom Executive reports, or to follow the policies, procedures, and rules of Park and its affiliates; or (vi) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as “Cause”), then Executive shall not be entitled to any of the supplemental retirement benefits provided for in this Agreement and this Agreement shall be immediately terminated without any liability to Park or any of its affiliates whatsoever. To the extent that, following Executive’s Payment Commencement Date, the Board of Directors of Park determines that Cause exists or existed, as appropriate, to terminate Executive, Executive shall forfeit any right to receive future supplemental retirement benefits provided for in this Agreement, shall return all payments previously made under this Agreement within 30 days after Executive’s receipt of a written demand by Park for such repayment and this Agreement shall immediately terminate.

(d)Death of Executive. Any provision of this Agreement to the contrary notwithstanding, this Agreement shall automatically terminate upon the death of Executive and neither Executive nor Executive’s estate nor any beneficiary(ies) of Executive shall be entitled to any benefits hereunder.

3.Intent of Parties. Park and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of Park for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.ERISA Provisions.

(a)The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of ERISA.

(i)The general corporate funds of Park are the basis of payment of benefits under this Agreement.

(ii)For claims procedure purposes, the “Claims Administrator” shall be the Compensation Committee of the Board of Directors of Park National Corporation or such other person named from time to time by notice to Executive.

(b)Notice of Denial. If Executive or a representative of Executive (the “claimant”) is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within 90 days after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of 90 days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(c)Contents of Notice of Denial. If a claim for benefits under this Agreement is wholly or partially denied, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:

(i)the specific reasons for the denial;

(ii)specific references to the pertinent provisions of this Agreement on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)Right to Review. After receiving written notice of the denial of a claim, a claimant shall be entitled to:

(i)request a full and fair review of the denial of the claim by written application to the Claims Administrator;

(ii)request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator; and

(iv)a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)Application for Review. If a claimant wishes a review of the decision denying the claimant’s claim to benefits under this Agreement, the claimant must submit the written application to the Claims Administrator within 60 days after receiving written notice of the denial.

(f)Hearing. Upon receiving such written application for review, the Claims Administrator may sched-ule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than 30 days from the date on which the Claims Administrator received such written application for review.

(g)Notice of Hearing. At least 10 days prior to the scheduled hearing, the claimant shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

(h)Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ one counsel for purposes of the hearing and may request that such counsel receive copies of any notices sent to claimant under this Section 4.

(i)Decision on Review. No later than 60 days following the receipt of the written application for review, the Claims Administrator shall submit its decision on the review in writing to the claimant unless the Claims Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than 120 days after the date of receipt of the written application for review. If the Claims Administrator determines that the extension of time is required, the Claims Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator shall provide to the claimant written notice of the denial which shall include:

(i)the specific reasons for the decision;

(ii)specific references to the pertinent provisions of this Agreement on which the decision is based;

(iii)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

(j)The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon Executive or any other person claiming benefits under this Agreement.

5.Funding by Park.

(a)Park shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of Park with respect to Park’s obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

(b)Notwithstanding anything herein to the contrary, Park has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If Park determines in its sole discretion to purchase one or more life or annuity insurance policies referable to the life of Executive, neither Executive nor Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy(ies) or any other specific funding or any other investment or to any asset of Park. Park, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If Park elects to fund its obligations under this Agreement, in whole or in part, through the purchase of one or more life insurance policies, mutual funds, annuities, or other securities, Park reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

(c)If Park, in its sole discretion, elects to invest in one or more life insurance or annuity policies on the life of Executive, Executive shall assist Park, from time to time, promptly upon the request of Park, in obtaining such insurance policy(ies) by supplying any information necessary to obtain such policy(ies) as well as submitting to any physical examinations required therefor. Park shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.

6.Change in Control. If a Change in Control (as hereinafter defined) occurs before Executive experiences a separation from service with Park and its affiliates, then Executive shall become 100% vested and thus entitled to the Full Benefit upon any subsequent separation from service, other than for Cause, prior to the Full Vesting Date. In such case, the Full Benefit shall be payable to Executive beginning on the Payment Commencement Date and on the first business day on or immediately after each anniversary of the Payment Commencement Date until Executive’s death.

For purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following: (a) the consummation of an agreement for the sale of all, or a material portion, of the assets of Park; (b) the consummation of a merger or recapitalization of Park, or any merger or recapitalization whereby Park is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of Park or Park’s parent Park National Corporation by any person or group. The term “person” means an individual other than Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

7.Forfeiture of Benefits Due to Misconduct. Except as provided herein, the obligation of Park to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited (a) if Executive breaches any surviving restrictive covenants concerning non-competition, non-solicitation of customers and/or non-solicitation of employees under any employment or other contract in existence immediately prior to Executive’s separation from service with Park and its affiliates (but only if and to the extent such employment or other contract contains restrictive covenants that survive separation from service); or (b) if no such employment or other contract is in existence immediately prior to the effective date of such separation from service, if during the twelve-month period immediately following such effective date, Executive (i) directly or indirectly solicits any customer of Park or any of its affiliates, with whom Executive had material contact within the two-year period immediately preceding such effective date, for the purpose of providing any goods or services relating to the business of providing financial and/or banking services to individual consumers and businesses; (ii) directly or indirectly solicits, recruits or induces any employee of Park or any of its affiliates to terminate his or her employment relationship with Park and/or its affiliate(s) for the purpose of providing financial and/or banking services to individual consumers and businesses on behalf of Executive or any third party; or (iii) on Executive’s own behalf or on behalf of any third party in the business of providing financial and/or banking services to individual consumers and businesses, engages in or performs within a fifty-mile radius of Park’s or any of its affiliates’ offices at which Executive was primarily located immediately prior to the effective date of such separation from service, services which are substantially similar to those which Executive performed for Park or any of its affiliates. Notwithstanding the foregoing, the forfeiture provisions of this Section 7 shall not be operative with respect to any conduct on the part of Executive that first occurs after the effective date of a Change in Control.

8.Employment of Executive; Other Agreements. The benefits provided herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Park and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Park to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Park’s compensation structure whether now or hereinafter existing.

9.Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, in connection with estate planning or in connection with filings with the Securities and Exchange Commission as required under Federal securities laws and regulations, are and shall forever remain confidential until the death of Executive and Executive agrees that Executive shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than Executive’s financial and professional advisors unless required to do so by a court of competent jurisdiction or, in the opinion of Executive’s counsel, by other requirements of applicable laws and regulations identified in such opinion of counsel.

10.Withholding. Park shall make all necessary arrangements to satisfy any withholding requirements that may arise under this Agreement. Executive agrees that the appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Park, including payments due under this Agreement. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.

11.Miscellaneous Provisions.

(a)Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)Survival. The provisions of Section 9 and this Section 11 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.

(c)Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable between themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. Except with respect to Section 6, the term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, limited liability companies, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(d)Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(e)Governing Law. This Agreement is made in the State of Ohio and shall be governed in all respects and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States of America.

(f)Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon any successor of Park whether by merger or acquisition of all or substantially all of the assets or liabilities of Park. This Agreement may not be assigned by either party without the prior written consent of the other party hereto. This Agreement has been approved by the Board of Directors of Park and Park agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of Park.

(g)No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Park and Executive, Executive’s designated beneficiary(ies) or any other person.

(h)Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary(ies) of Executive; nor shall Executive or any beneficiary(ies) of Executive have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to Park.

(i)Entire Agreement. This Agreement (together with its exhibit, which is incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(j)Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to Park or Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Park:        Park National Corporation
50 N Third Street
Newark, OH 43058-3500
Attn: Chief Executive Officer

Executive:    C. Daniel DeLawder
XXXXXXXXXXX
XXXXXXXXXXX

(k)Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(l)Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(m)Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Park or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate this Agreement, subject to the consent of Executive; provided, however, that Park reserves the right to amend this Agreement in any respect to comply with the provisions of Section 409A of the Code so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of this Agreement, all benefits shall be paid in due course in accordance with Section 2, unless Park elects to have all benefits paid in a lump sum as soon as practicable after this Agreement’s termination in accordance with Treasury Regulation §1.409A-3(j)(4)(ix).

(n)Legal Expenses. From and after the occurrence of a Change in Control, Park shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at Executive’s request, as such fees and expenses are incurred; provided, however, that Executive shall be required to reimburse Park for any such fees and expenses if a court, arbitrator or any other adjudicator agreed to by the parties determines that Executive’s claim is without substantial merit. Executive shall not be required to pay any legal fees or expenses incurred by Park in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof. Notwithstanding the foregoing: (1) fees and expenses shall be only be paid to the extent incurred prior to Executive’s death or the 15th anniversary of Executive’s termination of employment; (2) the fees and expenses eligible for payment during any taxable year of Executive may not affect the fees and expenses eligible for payment in any other taxable year; (3) payment must be made on or before the last day of Executive’s taxable year following the taxable year in which the fees and expenses were incurred; and (4) the right to payment for such fees and expenses is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

PARK:

The Park National Bank

By /s/ Brady T. Burt
Its CFO

EXECUTIVE

/s/ C. Daniel DeLawder
C. DANIEL DeLAWDER

Exhibit A

C. Daniel DeLawder

“Early Vesting Date” = The effective date first listed on the Supplemental Executive Retirement Benefits Agreement to which this Exhibit A is attached (the “Agreement”).

“Full Vesting Date” = XXXXX XX, 2018

“Payment Commencement Date” = The first business day of the month of March following the later of (a) the date on which Executive separates from service with Park and all of its affiliates, and (b) the Executive’s attainment of age 69 (XXXXX XX, 2018). Notwithstanding the foregoing, if Executive is a “specified employee” (within the meaning of Section 409A of the Code and the associated Treasury Regulations promulgated thereunder), no payment made following Executive’s separation from service shall be made until the first day of the seventh month following the date of Executive’s separation from service. The amount paid on this date shall include the cumulative amount that could not be paid during such prior six-month period.
“Full Benefit” = $56,700

Information about Early Benefit

Year	Early Benefit
Effective date first listed on the Agreement to XXXXX XX, 2016	$48,195
XXXXX XX, 2016 to XXXXX XX, 2017	$51,030
XXXXX XX, 2017 to XXXXX XX, 2018	$53,865

A-1